EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Markel Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Markel Corporation of our reports dated February 22, 2007, with respect to the consolidated balance sheets of Markel Corporation and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on
Form 10-K of Markel Corporation.

As discussed in note 19 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 158 related to defined benefit pension and other postretirement plans as of December 31, 2006.

/s/ KPMG LLP

Richmond, Virginia

May 29, 2007

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Markel Corporation

The Administrative Committee

Markel Corporation Retirement Savings Plan:

We consent to the incorporation by reference in the registration statement on Form S-8 of Markel Corporation of our report dated June 8, 2006, with respect to the statements of assets available for benefits of the Markel Corporation Retirement Savings Plan as of December 31, 2005 and 2004, the related statements of changes in assets available for benefits for the years then ended and the supplemental schedule of assets (held at end of year) as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 11-K of the Markel Corporation Retirement Savings Plan.

/s/ KPMG LLP

Richmond, Virginia

May 30, 2007